Exhibit 23.2
CONSENT OF RYDER SCOTT COMPANY, L.P.
     We hereby consent to the incorporation by reference in this Form S-3 prepared by PetroQuest Energy, Inc. (the “Company”) of information contained in our reports relating to certain estimated quantities of the Company’s proved reserves of oil and gas, future net income and discounted future net income, effective December 31, 2007, 2008 and 2009. We further consent to the references to our firm included under the heading “Experts.”

/s/ RYDER SCOTT COMPANY, L.P. RYDER SCOTT COMPANY, L.P. TBPE Firm Registration No. F-1580

Houston, Texas
October 15, 2010